Exhibit 99.1

SenesTech Announces Second Quarter 2024 Financial Results

Record Revenue and Margin Performance

PHOENIX, Ariz., August 8, 2024. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), the leader in fertility control to manage animal pest populations and the only manufacturer of commercially available, EPA-registered Rat Birth Control® products today announced financial results for the second quarter of 2024.

Recent Highlights

•Record revenues of $874,000 in the first half of 2024, an increase of 62% compared to the first half of 2023.
•Gross margin percentages improved to 54% during Q2 2024 compared to 47% in Q1 2024 driven by improvements in manufacturing operations and scale. Gross margin percentage rose to 67% in June which represented the highest gross margins to date.
•Quarterly adjusted EBITDA loss is the smallest in the Company’s history, cutting in half the cash burn, as revenue growth, margin improvement, and tight controls of operating expenses have contributed towards the Company’s near-term goal of breaking even.
•The EvolveTM product line, formulated especially for the proactive control of rodent fertility and launched at the beginning of 2024, has quickly become the Company’s biggest-selling product line, contributing approximately 60% of year-to-date revenue.
•Revenue growth during the quarter was driven primarily by distributor sales growth and direct sales to e-commerce and pest management customers.
•Key growth initiatives implemented in the first half of 2024 which are expected to drive second-half growth, include:
◦Launch of Evolve with key online retailers, including Amazon.com and diypestcontrol.com.
◦Launch of Evolve Mouse in May 2024, a fertility solution to proactively control mouse infestations, utilizing the same revolutionary breakthrough technology as the rat solution.
◦Ramp up of recently secured distribution agreements with leading agricultural and pest management industry distributors.
◦New product packaging introduced to include convenient 1.5 pound, 3 pound, and 6 pound pouches, using 87% less plastic than traditional pails.
◦Expanded sales and marketing efforts by signing agreements with five manufacturer’s representative agencies, with more than 50 outside representatives targeting 23 retail, coop and big box chains to inventory Evolve in their stores.
◦Expansion of the Evolve product line targeting retail distribution channels has opened an additional $300 million in obtainable markets.

•Key third-party efficacy trials under way or initiating include:
◦An east coast agricultural firm is field testing Evolve in a sugar cane operation.
◦A leading pest management professional has implemented Evolve in a housing area on a west coast university campus, collecting data on efficacy.
◦A western university is initiating a laboratory efficacy trial for Evolve Mouse.

◦SenesTech is participating with a leading pest control firm in a California Department of Pesticide Regulation funded study on sustainable alternatives to rodenticide use.

Management Discussion

“The second quarter results highlight yet another quarter of record top line sales. 62% growth year to date versus the same period in 2023, as well as strong operational improvement of numerous key metrics have reduced our cash burn as we look to achieve our near-term objective of profitability,” commented Joel Fruendt, President and CEO of SenesTech.

“Importantly, we are ideally positioned to see accelerating growth due to the initiatives we put in place throughout the first half of 2024, including the launch of Evolve for rats with key online retailers; the launch of our new Evolve Mouse solution; the ramp up of recently secured distribution agreements; and new product packing options, ” Fruendt continued.

“Also during the quarter, we have significantly progressed our discussions with some of the nation’s largest brick-and-mortar retailers towards the potential adoption of Evolve. Placement by one or two of these retailers could result in our immediate transition to profitability,” emphasized Fruendt.

“With our Evolve soft bait solution, the game for SenesTech and the rodent control industry has truly changed. We finally have a solution that is demanded by the pest control market due to its improved form factor, economical price point, proven efficacy, and lengthy shelf life. I am extremely pleased with the progress we have made to bring the much-needed fertility control solutions to the rodent control industry and look forward to the future with tremendous optimism,” Fruendt concluded.

Q2 2024 Financial Results

•Revenue during Q2 2024 was $459,000 compared to $305,000 in Q2 2023, an increase of 50%.

•Net loss during Q2 2024 was $1.6 million, compared with a net loss of $2.0 million for Q2 2023.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q2 2024 was $1.4 million compared to $1.7 million in Q2 2023.

•Cash at the end of June 2024 was $2.0 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, August 8, 2024, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live webcast, which is available in the Investor Relations section of the Company’s website at https://app.webinar.net/e8OG9ey9o65 or http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 6578863. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

We are committed to improving the health of the world by humanely managing animal pest populations through our expertise in fertility control. We invented ContraPest, the only U.S. EPA-registered contraceptive for male and female rats, as well as Evolve and Evolve Mouse, EPA-designated minimum risk contraceptives for rodents, reflecting our mission to provide products that are proactive, safe and sustainable. ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management. We strive for clean cities, efficient businesses and happy households – with a product designed to be humane, effective and sustainable.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation that second half growth will be driven by key growth initiatives implemented in the first half of 2024, to include: (i) the launch of Evolve with key online retailers, including Amazon.com and diypestcontrol.com, (ii) the launch of Evolve Mouse in May 2024, a fertility solution to proactively control mouse infestations, utilizing the same revolutionary breakthrough technology as the rat solution, (iii) the ramp up of recently secured distribution agreements with leading agricultural and pest management industry distributors, (iv) the new product packaging introduced to include convenient 1.5 pound, 3 pound, and 6 pound pouches, using 87% less plastic than traditional pails, (v) the expanded sales and marketing efforts in partnering with five manufacturer’s representative agencies, with over 50 representatives targeting 23 retail and industrial accounts, and (vi) the expansion of the Evolve product line into distribution and consumer-friendly channels and verticals has opened an additional $300 million in addressable markets; our belief that we are ideally positioned to see accelerating growth due to the initiatives we put in place throughout the first half of 2024, including (i) the launch of Evolve for rats with key online retailers (ii) the launch of our new Evolve Mouse solution, (iii) the ramp up of recently secured distribution agreements, (iv) new product packing options, and (v) perhaps most important, the potential adoption of Evolve by some of the nation’s largest brick-and-mortar retailers with whom we have recently engaged over the past quarter; our belief that placement by one or two of these retailers could result in our immediate transition to profitability; our belief that the accelerating revenue growth, coupled with improving gross margins and disciplined operating expense management, will bring cash flow breakeven within near term quarters; our belief that the game for SenesTech and the rodent control industry has truly changed with our Evolve soft bait solution; our belief that due to the Evolve soft bait solution’s improved form factor, economical price point, effective efficacy, and lengthy shelf life, we finally have a solution that is demanded by the professional pest control market and do-it-yourselfers through online and brick-and-mortar retailers; our optimism about the future given the progress we have made to bring the much needed fertility control solutions to the rodent industry.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to regain and maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,952	$5,395
Accounts receivable, net	243	95
Prepaid expenses and other current assets	464	388
Inventory, net	899	795
Total current assets	3,558	6,673
Right to use assets, operating leases	97	210
Property and equipment, net	360	388
Other noncurrent assets	22	22
Total assets	$4,037	$7,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$191	$150
Accrued expenses	415	368
Current portion of operating lease liability	101	217
Current portion of notes payable	39	33
Deferred revenue	15	18
Total current liabilities	761	786
Notes payable, less current portion	162	156
Total liabilities	923	942
Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	136,442	136,263
Accumulated deficit	(133,329)	(129,913)
Total stockholders’ equity	3,114	6,351
Total liabilities and stockholders’ equity	$4,037	$7,293

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues, net	$459	$305	$874	$538
Cost of sales	210	163	490	304
Gross profit	249	142	384	234
Operating expenses:
Research and development	467	381	837	768
Selling, general and administrative	1,384	1,761	2,992	3,511
Total operating expenses	1,851	2,142	3,829	4,279
Loss from operations	(1,602)	(2,000)	(3,445)	(4,045)
Other income, net	18	7	29	15
Net loss	$(1,584)	$(1,993)	$(3,416)	$(4,030)
Weighted average shares outstanding — basic and diluted	514,463	23,841	514,458	20,492
Loss per share — basic and diluted	$(3.08)	$(83.58)	$(6.64)	$(196.66)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss (as reported, GAAP)	$(1,584)	$(1,993)	$(3,416)	$(4,030)
Non-GAAP adjustments:
Interest income, net	(17)	(7)	(28)	(15)
Stock-based compensation expense	88	170	173	336
Reserve for future severance payments	—	119	—	119
Depreciation expense	73	33	73	69
Total non-GAAP adjustments	144	316	218	509
Adjusted EBITDA loss (non-GAAP)	$(1,440)	$(1,678)	$(3,198)	$(3,521)